FXCM Reports Monthly Metrics

NEW YORK—April 14, 2014 — FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for March 2014 for its retail and institutional foreign exchange business.

Monthly activities included:

March 2014 Retail Trading Metrics

•	Retail customer trading volume (1) of $290 billion in March 2014, 5% lower than February 2014 and 9% lower than March 2013. Volume from indirect sources was 46% of total retail volume (1) in the first quarter 2014. Retail customer trading volume (1) for the first quarter 2014 was $937 billion, 5% higher than the fourth quarter 2013, and 10% lower than the first quarter 2013.

•	Average retail customer trading volume (1) per day of $13.8 billion in March 2014, 9% lower than February 2014 and 9% lower than March 2013.

•	An average of 428,138 retail client trades per day in March 2014, 7% higher than February 2014 and 1% higher than March 2013.

•	Tradable accounts (2) of 189,263 as of March 31, 2014, a decrease of 1,459 accounts, or 1% from February 2014, and a decrease of 6,366 accounts, or 3%, from March 2013.

March 2014 Institutional Trading Metrics

•	Institutional customer trading volume (1) of $200 billion in March 2014, 23% higher than February 2014 and 60% higher than March 2013.

•	Average institutional trading volume (1) per day of $9.5 billion in March 2014, 17% higher than February 2014 and 58% higher than March 2013.

•	An average of 37,647 institutional client trades per day in March 2014, 7% higher than February 2014 and 109% higher than March 2013.

In the quarter ended March 31, 2014, Lucid met certain performance requirements enabling them to receive the third tranche of 3 million FXCM class A common shares pursuant to the purchase agreement related to FXCM's acquisition of a 50.1% interest of Lucid in June 2012. While the purchase agreement does not require these shares to be issued to the Lucid sellers until June 18th, 2014, the 3 million shares will be included in the determination of FXCM's fully diluted and proforma EPS for the quarter ended March 31, 2014 since the performance requirements were met during this period.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.'s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM Inc. believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other SEC filings, which are accessible on the SEC website at sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in our SEC filings. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

FXCM Inc.
Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications And Investor Relations
jklein@fxcm.com